Exhibit 10.3

Second Amendment to the Amgen Inc. Amended and Restated
2009 Equity Incentive Plan, As Amended

THIS SECOND AMENDMENT TO THE AMGEN INC. AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN (this “Second Amendment”), dated as of March 2, 2016, is made and adopted by Amgen Inc. (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).
WHEREAS, the Company maintains the Amgen Inc. Amended and Restated 2009 Equity Incentive Plan, as amended from time to time (the “Plan”);
WHEREAS, pursuant to Section 13.1 of the Plan, the Plan may be wholly or partially amended or otherwise modified at any time or from time to time by the Company’s Board of Directors (the “Board) or the Compensation and Management Development Committee of the Board (the “Committee”), subject to the limitations set forth in such section; and
WHEREAS, the Company desires to amend the Plan as set forth herein.
NOW, THEREFORE BE IT RESOLVED, that the Plan be amended as follows:
The Plan is hereby amended, effective as of March 2, 2016, as follows:

1.	Section 11.2 (Tax Withholding) of the Plan shall be deleted in its entirety and replaced with the following :
“11.2    Tax Withholding. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The Company Stock Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.”

2.	The following new Section 12.7 shall be added:
“12.7    Limitation of Vesting of Certain Awards. Notwithstanding anything in this Plan to the contrary, (i) Options, Restricted Stock, Performance Awards, Dividend Equivalent awards, Deferred Stock awards, Stock Payment awards, Restricted Stock Unit awards and Stock Appreciation Rights granted on or after March 2, 2016 shall be subject to a minimum vesting schedule of not less than one (1) year; provided, however, that up to five percent (5%) of the Shares authorized under the Plan may be granted as Options, Restricted Stock, Performance Awards, Dividend Equivalent awards, Deferred Stock awards, Stock Payment awards, Restricted Stock Unit awards and Stock Appreciation Rights without any minimum vesting requirements; and provided further that the Administrator in its sole discretion may waive such vesting restrictions subsequent to a Termination of Service in certain events, including the Holder’s death, retirement or disability, or as otherwise provided in Section 13.2.”

3.	Section 13.2(g) shall be deleted in its entirety and replaced with the following new Section 13.2(g):
“(g)    No action shall be taken under this Section 13.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations or other official guidance thereunder (“Section 409A”), to the extent applicable to such Award.”

4.	Section 13.10 of the Plan shall be deleted in its entirety and replaced with the following new Section 13.10:
“13.10    Section 409A.      To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan and the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Holder’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A, then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Holder’s Termination of Service, or (ii) the date of the Holder’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 13.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A. For purposes of Section 409A, a Holder’s right to receive any installment payments under the Plan or pursuant to an Award shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan or pursuant to an Award specifies a payment period with reference to a number of days (e.g. “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.”

I hereby certify that the foregoing Second Amendment to the Plan was duly adopted by the Committee on March 2, 2016.

Executed this 8th day of March, 2016.

AMGEN INC.

By /s/ Stuart A. Tross
Stuart A. Tross, Ph.D.
Senior Vice President, Human
Resources

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